Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that a single joint Schedule 13D and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in Arc Logistics Partners LP. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D.

Dated: September 6, 2017

LIGHTFOOT CAPITAL PARTNERS, LP

By: Lightfoot Capital Partners GP LLC, its general partner

By: /s/ Steven C. Schnitzer
Name: Steven C. Schnitzer
Title: Senior Vice President, General Counsel and Secretary

LIGHTFOOT CAPITAL PARTNERS GP LLC

By: /s/ Steven C. Schnitzer
Name: Steven C. Schnitzer
Title: Senior Vice President, General Counsel and Secretary

SCHEDULE A

The name, principal business, the address of the principal business and principal office and the state or other place of organization of each of the managers and Series A Members of LCP GP that are corporations, partnerships, syndicates and other groups is set forth below. The name, present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, the residence or business address and the citizenship of each of the managers and Series A Members of LCP GP that are natural persons is set forth below.

Board of Managers

Name	Principal Business or Present Principal Occupation or Employment	Address of Present Principal Occupation or Employment	Residence or Business Address	State or Other Place of Organization/ Citizenship

Jonathan Cohen	Executive Chairman of Atlas Energy Group, LLC	(3)	(3)	United States

Vincent T. Cubbage	Chief Executive Officer, Chairman and Director of Arc Logistics GP LLC and Chief Executive Officer and Manager of Lightfoot Capital Partners GP LLC	(1)	(1)	United States

Eric J. Scheyer	Head of the Energy Group of Magnetar Financial LLC	(2)	(2)	United States

Joshua Tarnow	Managing Director at BlackRock, Inc.	(4)	(4)	United States

John Pugh	Managing Director at GE Energy Financial Services	(6)	(6)	United States

Alec Litowitz	Chief Executive Officer of Magnetar Financial LLC	(2)	(2)	United States

Series A Members

Name	Principal Business or Present Principal Occupation or Employment	Address of Present Principal Occupation or Employment	Residence or Business Address	State or Other Place of Organization/ Citizenship

Vincent T. Cubbage	Chief Executive Officer, Chairman and Director of Arc Logistics GP LLC and Chief Executive Officer and Manager of Lightfoot Capital Partners GP LLC	(1)	(1)	United States

MCP Lightfoot Investment LLC	Holding Company	N/A	(2)	DE

Atlas Lightfoot, LLC	Holding Company	N/A	(3)	DE

LB GPS Lightfoot L.L.C.	Holding Company	N/A	(4)	DE

EFS LF Holdings, LLC	Holding Company	N/A	(5)	DE

(1)	c/o Lightfoot Capital Partners, LP, 725 Fifth Avenue, 19th Floor, New York, New York 10022
(2)	1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201
(3)	712 Fifth Avenue, 11th Floor, New York, New York 10019
(4)	c/o BlackRock, Inc., Park Avenue Plaza, 55 East 52nd Street, 6th floor, New York, NY 10055
(5)	800 Long Ridge Road, Stamford, CT 06927
(6)	333 Clay Street, Three Allen Center, Houston, Texas 77002-4109